Geospatial Holdings, Inc. 10-Q

Exhibit 10.1

LETTER AGREEMENT
MODIFYING THE AMENDED AND RESTATED EXCLUSIVE LICENSE AND
DISTRIBUTION AGREEMENT

This Letter Agreement is entered into as of September 15, 2010 by and between Geospatial Holdings, Inc., a Nevada corporation having an office at its principal place of business at 229 Howes Run Road, Sarver, Pennsylvania 16055 (“Geospatial”), on behalf of itself and its wholly owned subsidiary Geospatial Mapping Systems, Inc. (“Licensee”), and Reduct NV, a company organized and existing under the laws of Belgium, with registered office at Molenberglei 42, B-2627 Schelle, Belgium (“Reduct”).

RECITAL

On August 14, 2010, the parties amended The Amended and Restated Exclusive License and Distribution Agreement to provide that The Minimum Purchase Quantity payment obligation of US $2,500,000 due and to be paid to Reduct on June 30, 2010 pursuant to Schedule 2.1was extended in time until September 15, 2010.

The parties now desire further to amend The Amended and Restated Exclusive License and Distribution Agreement such that The Minimum Purchase Quantity payment obligations of US $2,500,000 and US $1,750,000 due to be paid on September 30th, 2010, are extended in time until October 15th, 2010.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the parties hereby agree as follows:

AGREEMENT

1. The Minimum Purchase Quantity payment obligations of US $2,500,000 due and to be paid to Reduct on September 15, 2010 and US $1,750,000 due to be paid on September 30th, 2010 (together hereinafter “The Amounts”) is hereby extended in time until October 15th, 2010.

2. In full consideration of the extension under Section 1 of this Letter Agreement, Geospatial hereby irrevocably grants, effective as of the date of this Letter Agreement, to Reduct the number of 300,000 (THREE HUNDRED THOUSAND) shares of common stock of Geospatial, for no further cash consideration (hereinafter the “Grant”).  Geospatial undertakes to effect, as of the date of this Letter Agreement, the effective issue of the Grant to Reduct and inscription in Geospatial’s corporate registers and to complete and report any and all documentation otherwise required to resort the Grant its legal and binding effect.  Stock for Grant to be transferred from the Company’s CEO, Mark A. Smith.

3. The Amended and Restated Exclusive License and Distribution Agreement and all its terms and conditions and provisions, except as amended by this Letter Agreement,shall remain in full force and effect.

4. Governing Law and Forum for Disputes. This Letter Agreement shall be governed by and construed in accordance with the laws of Belgium without regard to any conflicts of laws or provisions therein. Any and all disputes arising hereunder shall be litigated, if at all, in either the Courts of Antwerp or elsewhere in Belgium, it being the intentionof both parties that Belgium serve as the exclusive forum for dispute resolution. Both parties submit to the jurisdiction of the courts of Antwerp, and agree that, in the event an action brought in the courts of Belgium, they will waive any argument of lack of personal jurisdiction or improper venue, which they might otherwise have. Both parties waive any rights to remove any action brought in a court in Belgium, to a court outside that jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement, or caused this Letter Agreement to be duly executed by their respective authorized officers, as of the day and year first written above.

Geospatial Holdings, Inc.		Reduct NV

By:	/s/ Mark A. Smith	By:	/s/ Otto Ballintijn
Name:	Mark A. Smith	Name:	Otto Ballintijn
Title:	President	Title:	Managing Director